Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three Months Ended March 31, 2021

HOUSTON, Texas – April 29, 2021 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2021.  The Company reported a net loss of $106 million, or $0.57 per share, for the first quarter of 2021, compared to a net loss of $435 million, or $2.28 per share, for the first quarter of 2020.  Revenues for the first quarter of 2021 were $241 million, compared to $446 million for the first quarter of 2020.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “First quarter financial results exceeded our expectations, as revenues and adjusted EBITDA improved sequentially, despite challenges from the extreme winter storm in the southwest.  Our contract drilling and directional drilling businesses posted better than expected results in the first quarter.  Excluding the impact of the winter storm, our pressure pumping results would have been consistent with our expectations.”

Mr. Hendricks continued, “In contract drilling, our average rig count for the first quarter improved to 69 rigs from 62 rigs in the fourth quarter.  Our rig count ended the first quarter at 71 rigs, and we have already activated two rigs in the second quarter.  Considering the timing of additional rig reactivations, as well as idle but contracted rigs rolling off contract, we expect to average 73 rigs for the second quarter.  We expect our rig count will reach approximately 80 rigs over the next three months, with a substantial portion of the rig count increase in June and July.

“Average rig margin per day for the first quarter of $8,750, included a benefit of $6.0 million, or $960 per day, related to a sales and use tax refund, and a benefit of $2.3 million, or $370 per day, for revenue that was not recognized in 2020 due to concerns about collectability.  However, even after excluding both of these benefits, average rig margin per day exceeded our expectation due to a combination of both higher than expected revenues and lower than expected costs.  Both average rig revenue per day and operating cost per day increased sequentially, as the proportion of rigs that were idle but contracted decreased to 7% in the first quarter from 16% in the fourth quarter.

“As of March 31, 2021, we had term contracts for drilling rigs providing for approximately $240 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 39 rigs operating under term contracts during the second quarter, and an average of 27 rigs operating under term contracts during the four quarters ending March 31, 2022.

“In pressure pumping, first quarter results were significantly impacted by the winter storm.  Revenues decreased to $75.8 million during the first quarter and gross margin decreased to a loss of $0.7 million.  We averaged seven active spreads during the first quarter, with an effective utilization of 5.5 spreads.  Downtime was primarily associated with the winter storm and the mobilization of a spread from the northeast to Texas.  In the second quarter, we expect utilization to improve and we plan to reactivate an additional spread late in the quarter for dedicated work.

“In directional drilling, revenues during the first quarter increased sequentially to $19.7 million from $16.9 million in the fourth quarter.  Gross margin improved in the first quarter to $3.0 million, or 15% of revenues, from $2.2 million, or 13% of revenues, in the fourth quarter, as the business continues to improve.”

Mr. Hendricks concluded, “Drilling and completion activity continues to improve at a moderate pace.  While operators continue to exercise capital discipline, we see increasing activity across all classes of operators during the year.  We believe that Patterson-UTI is well positioned given our performance and technology offerings, including solutions to help E&P companies improve efficiencies and reduce wellsite emissions through the use of alternative fuel sources.”

The Company declared a quarterly dividend on its common stock of $0.02 per share, payable on June 17, 2021, to holders of record as of June 3, 2021.

Financial results for the three months ended March 31, 2020 include pre-tax, non-cash charges totaling $406 million ($349 million after-tax, or $1.83 per share).  These charges include a $395 million impairment charge for goodwill and a $10.6 million impairment charge related to certain of the Company's E&P assets.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2021, is scheduled for today, April 29, 2021, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 494-0002 (Domestic) and (647) 253-8640 (International).  The conference ID for both numbers is 7069802.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States, including contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions; including the rapid decline in crude oil prices as a result of economic repercussions from the COVID-19 pandemic; global economic conditions; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
REVENUES	$240,929	$445,927
COSTS AND EXPENSES:
Direct operating costs	182,751	326,628
Depreciation, depletion, amortization and impairment	152,882	186,797
Impairment of goodwill	—	395,060
Selling, general and administrative	22,558	30,346
Credit loss expense	—	1,055
Other operating expenses, net	265	451

Total costs and expenses	358,456	940,337

OPERATING LOSS	(117,527)	(494,410)

OTHER INCOME (EXPENSE):
Interest income	139	657
Interest expense, net of amount capitalized	(10,009)	(11,224)
Other	14	85

Total other expense	(9,856)	(10,482)

LOSS BEFORE INCOME TAXES	(127,383)	(504,892)
INCOME TAX BENEFIT	(20,970)	(70,170)

NET LOSS	$(106,413)	$(434,722)

NET LOSS PER COMMON SHARE:
Basic	$(0.57)	$(2.28)
Diluted	$(0.57)	$(2.28)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	187,677	190,674
Diluted	187,677	190,674
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.04

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)
	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Contract Drilling:
Revenues	$133,501	$267,364	$115,574
Direct operating costs	$79,378	$163,420	$71,158
Margin (1)	$54,123	$103,944	$44,416
Other operating expenses (income), net	$12	$—	$(30)
Selling, general and administrative	$1,058	$1,464	$982
Depreciation, amortization and impairment	$101,674	$111,438	$104,928
Impairment of goodwill	$—	$395,060	$—
Operating loss	$(48,621)	$(404,018)	$(61,464)

Operating days	6,183	11,235	5,720

Average revenue per operating day	$21.59	$23.80	$20.21
Average direct operating costs per operating day	$12.84	$14.55	$12.44
Average margin per operating day (1)	$8.75	$9.25	$7.77
Average rigs operating	69	123	62

Capital expenditures	$11,427	$49,445	$3,589

Pressure Pumping:
Revenues	$75,839	$125,107	$79,498
Direct operating costs	$76,510	$114,855	$75,417
Margin (2)	$(671)	$10,252	$4,081
Selling, general and administrative	$1,683	$3,067	$1,807
Depreciation, amortization and impairment	$37,385	$42,671	$34,044
Operating loss	$(39,739)	$(35,486)	$(31,770)

Average active spreads (3)	7	10	7
Effective utilization (4)	5.5	7.7	6.3

Fracturing jobs	71	89	72
Other jobs	200	209	195
Total jobs	271	298	267

Average revenue per fracturing job	$977.89	$1,359.39	$1,019.85
Average revenue per other job	$32.05	$19.72	$31.12
Average revenue per total job	$279.85	$419.82	$297.75
Average costs per total job	$282.32	$385.42	$282.46
Average margin per total job (2)	$(2.48)	$34.40	$15.28

Margin as a percentage of revenues (2)	(0.9)%	8.2%	5.1%

Capital expenditures	$4,068	$14,280	$3,798

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)
	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Directional Drilling:
Revenues	$19,670	$34,485	$16,858
Direct operating costs	$16,637	$32,329	$14,702
Margin (5)	$3,033	$2,156	$2,156
Selling, general and administrative	$1,459	$2,330	$1,070
Depreciation, amortization and impairment	$6,497	$10,421	$6,806
Operating loss	$(4,923)	$(10,595)	$(5,720)

Margin as a percentage of revenues (5)	15.4%	6.3%	12.8%

Capital expenditures	$104	$2,008	$119

Other Operations:
Revenues	$11,919	$18,971	$8,871
Direct operating costs	$10,226	$16,024	$8,015
Margin (6)	$1,693	$2,947	$856
Selling, general and administrative	$425	$1,459	$570
Depreciation, depletion, amortization and impairment	$5,824	$20,259	$6,424
Operating loss	$(4,556)	$(18,771)	$(6,138)

Capital expenditures	$2,744	$5,264	$2,602

Corporate:
Selling, general and administrative	$17,933	$22,026	$16,490
Depreciation	$1,502	$2,008	$1,507
Credit loss expense	$—	$1,055	$—
Other operating expenses, net	$253	$451	$1,109

Capital expenditures	$180	$931	$330

Total capital expenditures	$18,523	$71,928	$10,438

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment, impairment of goodwill, other operating expenses (income), net and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	Average active spreads is the average number of spreads that were crewed and actively marketed during the period.
(4)	Effective utilization is calculated as total pumping days during the quarter divided by 75 days, which we consider full effective utilization for a spread.
(5)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(6)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion, amortization and impairment, and selling, general and administrative expenses.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2021	2020
Cash and cash equivalents	$214,144	$224,915
Current assets	$487,602	$477,956
Current liabilities	$272,260	$273,722
Working capital	$215,342	$204,234
Long-term debt	$901,689	$901,484

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(106,413)	$(434,722)	$(106,527)
Income tax benefit	(20,970)	(70,170)	(24,846)
Net interest expense	9,870	10,567	7,249
Depreciation, depletion, amortization and impairment	152,882	186,797	153,709
Impairment of goodwill	—	395,060	—

Adjusted EBITDA	$35,369	$87,532	$29,585

Total revenues	$240,929	$445,927	$220,801
Adjusted EBITDA margin	14.7%	19.6%	13.4%

Adjusted EBITDA by operating segment:
Contract drilling	$53,053	$102,480	$43,464
Pressure pumping	(2,354)	7,185	2,274
Directional drilling	1,574	(174)	1,086
Other operations	1,268	1,488	286
Corporate	(18,172)	(23,447)	(17,525)

Consolidated Adjusted EBITDA	$35,369	$87,532	$29,585

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net loss plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-Cash Charges

Three Months Ended March 31, 2020

(unaudited, in thousands, except per share data)

	Total	Per Share

Impairment of goodwill	$395,060
Impairment of E&P assets	10,551
Pre-tax amount	405,611
Income tax benefit	(56,380)
After tax amount	$349,231	$1.83

Weighted average number of common shares
outstanding, excluding non-vested shares
of restricted stock	190,674
Add dilutive effect of potential common shares	—
Weighted average number of diluted common
shares outstanding	190,674

Effective income tax rate	13.9%